Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 7, 2024 relating to the financial statements of Bridge Investment Group Holdings Inc., appearing in the Annual Report on Form 10-K of Bridge Investment Group Holdings Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
March 7, 2024